Exhibit 99.1

FOR IMMEDIATE RELEASE:                                Media Contact:
                                                      Brenda Ropoulos
                                                      (510) 574-2508

                       N.E.T. Acquires IP Technology with
                     Acquisition of FlowWise Networks, Inc.

      Fremont, CA, December 14, 1999 -- N.E.T. (NYSE: NWK) announced today that it has signed an Agreement and Plan of Merger with FlowWise Networks, Inc. for $16 million in cash. The deal includes the addition of FlowWise as a wholly-owned subsidiary to N.E.T., including its products, engineering staff and intellectual property.

      N.E.T., a leader in the wide area networking (WAN) market, has targeted service creation in the access layer of the next-generation converged IP network, a market estimated at $15 to $20 billion by industry analysts. "With the acquisition of FlowWise, we have accomplished one of the major steps in our strategic plan by adding IP capability," said Hubert "Bert" Whyte, president and CEO of N.E.T. He added, "FlowWise has stunning technology and experienced hardware and software engineers and ASIC developers to enable us to move forward rapidly. This complements our tremendous expertise in WAN circuit, frame relay, ATM and ISDN technologies."

      FlowWise provides high-performance router acceleration products that are self-configuring, including the only self-configuring layer two, three and four IP switch. FlowWise products have received many honors, including Hot Product of the Year (1999), Best of LAN Times, Best of Show (NetWorld+Interop 98), Users Choice Award (CMA Telecom 98), the CRN Test Center's Recommended Product (Comdex 98 and PC Expo 99), and Best Product of Networks Telecom '99.

      "We believe the next generation network will be an IP-centric network," said Whyte. He noted, "The key to this new network will be its ability to offer an open platform for service creation management that will allow service providers to differentiate themselves with value-added offerings."

      Craig Forbes, N.E.T.'s VP of Marketing, added "Multiservice networks continue to be deployed, and our plans are to integrate FlowWise technology to complement our current Promina 800 platform. Their high speed routing accelerator provides additional capabilities to our existing IP routing solutions."

      The deal between N.E.T. and FlowWise is expected to close this quarter and will be accounted for in N.E.T.'s third quarter, which concludes December 27, 1999.

About FlowWise Networks

      Headquartered in San Jose, California, FlowWise Networks provides high-performance router acceleration products that are self-configuring. These products enable enterprises to enhance the performance of their networks, with virtually no disruption of service.

About N.E.T.

      Network Equipment Technologies, Inc. (N.E.T.), headquartered in Fremont, California, is a leading worldwide supplier of multiservice wide area networks used by service providers, government organizations and enterprises in more than 75 countries. N.E.T. multiservice WANs and ATM products integrate voice, data, and video traffic with ATM, frame relay, IP and ISDN capabilities. The company is certified to the worldwide ISO 9001 standard for design, manufacturing and service. Join us at the first address in networking: http://www.net.com for further information.

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      N.E.T. is a trademark and the N.E.T. logo is a registered trademark of
Network Equipment Technologies, Inc.